As filed with the Securities and Exchange Commission on July 2, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

eTelecare Global Solutions, Inc.
(Exact name of registrant as specified in its charter)

Philippines (State or other jurisdiction of incorporation or organization)	98-0467478 (I.R.S. Employer Identification No.)
31st Floor CyberOne Building, Eastwood
City, Cyberpark,
Libis, Quezon City 1110
Philippines
(Address of principal executive offices)
2006 Stock Incentive Plan
(Full title of the plans)

John R. Harris	Copy to:
President and Chief Executive Officer
31st Floor CyberOne Building, Eastwood
City, Cyberpark,
Libis, Quezon City 1110
Philippines
63 (2) 916 5670
(Name, address and telephone
number of agent for service)	James J. Masetti, Esq. Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Securities	Amount To	Maximum Offering	Maximum Aggregate	Amount of
To Be Registered(1)	Be Registered(2)	Price Per Share	Offering Price	Registration Fee
Common shares, par value one Philippine peso per share: To be issued under the 2006 Stock Incentive Plan(1)	873,434	$6.11	$5,336,682 (3)	$209.74
Total Registration Fee	N/A	N/A	N/A	$209.74

(1)	The securities to be registered include options and rights to acquire common shares. The common shares being registered hereby may be represented by the Registrant’s American Depositary Shares, each of which represents one common share. The American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of any of the common shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-141293).

(2)	Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)	Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s American Depositary Shares as reported on the Nasdaq Global Market on June 30, 2008.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

INFORMATION REQUIRED PURSUANT
TO GENERAL INSTRUCTION E TO FORM S-8
General Instruction E Information
     We are filing this Registration Statement for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement that we filed on Form S-8 relating to the same employee benefit plans is effective.
     The contents of our previously filed Form S-8 Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2007 (File No. 333-145325), excluding reports that we filed with the Commission that we incorporated into this Form S-8 Registration Statement in order to maintain current information about us, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:
     (a) Registrant’s Annual Report on Form 10-K (File No. 001-33362) filed with the Commission on March 14, 2008.
     (b) Registrant’s Quarterly Report on Form 10-Q (File No. 001-33362) filed with the Commission on May 14, 2008.
     (c) Registrant’s Current Reports on Form 8-K (File No. 001-33362) filed with the Commission on February 26, 2008, March 24, 2008, April 24, 2008, April 30, 2008, May 9, 2008 and June 6, 2008.
     (d) The description of the Registrant’s common shares and American Depositary Shares contained in Registrant’s registration statement on Form 8-A, filed on March 23, 2007 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. 1350), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Picazo Buyco Tan Fider & Santos.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

Exhibit No.	Description

23.2	Consent of Picazo Buyco Tan Fider & Santos (included in Exhibit 5.1).

24.1	Power of Attorney (see page 3).

99.1	2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-121234)).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Quezon City, Metro Manila, Philippines, on the 1st day of July, 2008.

eTELECARE GLOBAL SOLUTIONS, INC.
By	/s/ John R. Harris
John R. Harris
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Harris and J. Michael Dodson and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John R. Harris John R. Harris	President, Chief Executive Officer and Director (Principal Executive Officer)	July 1, 2008

/s/ J. Michael Dodson J. Michael Dodson	Chief Financial Officer (Principal Financial Officer)	July 1, 2008

/s/ Lewis Moorehead Lewis Moorehead	Chief Accounting Officer (Principal Accounting Officer)	July 1, 2008

Alfredo I. Ayala	Director

/s/ Jaime G. del Rosario Jaime G. del Rosario	Director	July 1, 2008

/s/ Gary Fernandes Gary Fernandes	Director	July 1, 2008

/s/ Richard Hamlin Richard Hamlin	Director	July 1, 2008

John-Paul Ho	Director

Name	Title	Date

/s/ Rafael Ll. Reyes Rafael Ll. Reyes	Director	July 1, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Picazo Buyco Tan Fider & Santos

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Picazo Buyco Tan Fider & Santos (included in Exhibit 5.1).

24.1	Power of Attorney (see page 3).

99.1	2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-121234)).